Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2009
First Quarter Results
Operating Income Increases 45.9%
Diluted EPS Increases 46% to 5.4 Cents from 3.7 Cents in First Quarter Fiscal 2008

	Fiscal 2009	Fiscal 2008
(In millions, except EPS)	First Quarter	First Quarter
Revenues	$61.5	$74.8
Gross Profit	$18.8	$22.4
Gross Margin %	30.6%	30.0%
Operating Income	$3.3	$2.2
Diluted EPS	5.4 Cents	3.7 Cents
NEW YORK — February 3, 2009 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, issues financial results of its fiscal 2009 first quarter.
To provide investors with an increased understanding of the Company’s staffing business, as in previous quarters, Allied is providing a breakdown of its revenues and gross profits at constant exchange rates. In addition, as the Company’s revenues and gross profits are generated in the United Kingdom, an analysis is included, within the Management Discussion below, of the last five quarters revenues and gross profits in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. As noted in the reported numbers, recent fluctuations in foreign exchange rates have significantly impacted the Company’s current period results.
Fiscal First Quarter Results:

	Quarter Ended December 31, 2008					Quarter Ended December 31, 2007
			Gross		Gross			Gross		Gross
(Amounts in thousands)	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %

Homecare	$62,621	78.4%	$19,402	79.5%	31.0%	$55,950	74.8%	$17,367	77.4%	31.0%
Nursing Homes	9,833	12.3%	3,021	12.4%	30.7%	11,718	15.7%	3,488	15.6%	29.8%
Hospital Staffing	7,387	9.3%	1,990	8.1%	26.9%	7,102	9.5%	1,568	7.0%	22.1%

	79,841		24,413		30.6%	74,770		22,423		30.0%

Effect of foreign exchange	(18,313)		(5,600)			—		—

Total	$61,528		$18,813			$74,770		$22,423

SG&A			$20,013					$20,193
Effect of foreign exchange			(4,454)					—

SG&A — As Reported			$15,559					$20,193

Operating Income			$4,400					$2,230
Effect of foreign exchange			(1,146)					—

Operating Income — As Reported			$3,254					$2,230

For the first quarter of fiscal 2009, at constant exchange rates, revenues increased by $5.1 million, or 6.8%, to $79.8 million, compared with $74.8 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare staffing which grew by 11.9% to $62.6 million. Nursing Home staffing revenues declined by 16.1% to $9.8 million. Hospital staffing increased by 4.0% to $7.4 million. After the unfavorable impact of currency exchange of $18.3 million, revenues decreased to $61.5 million.
At constant exchange rates, total gross profit for the first fiscal quarter increased 8.9% to $24.4 million, compared with $22.4 million reported for the comparable quarter in fiscal 2008. Gross profit margin for the first quarter increased to 30.6% from 30.0% for the comparable prior period. Foreign exchange decreased gross profit by $5.6 million to $18.8 million for the quarter.
At constant exchange rates, SG&A for the first fiscal quarter was $20.0 million, compared with $20.2 million reported last year. On a comparable basis SG&A decreased by $0.2 million. Foreign exchange decreased costs by $4.4 million to $15.6 million for the quarter. Management notes that SG&A costs, as a percent of revenues, in the first quarter of fiscal 2009 were 25.3%, compared to 27.0% in the first quarter of fiscal 2008.
At constant exchange rates, operating income for the first quarter of fiscal 2009 increased to $4.4 million, compared to operating income of $2.2 million reported during the 2008 first fiscal quarter. Foreign exchange decreased operating income by $1.1 million to $3.3 million for the quarter.
Net income for the first quarter of fiscal 2009 increased to $2.5 million, compared to net income of $1.7 million reported during the 2008 first fiscal quarter. Diluted earnings per share was 5.4 Cents for the quarter, compared to diluted earnings per share of 3.7 Cents last year.
At December 31, 2008, and September 30, 2008, Allied’s cash balance was $22.1 million (£15.2 million) and $26.2 million (£14.4 million), respectively. While the Company’s underlying cash balance has increased by £0.8m, its dollar reported cash balance is lower due to the decline in the exchange rates.
For the first fiscal quarter of 2009, depreciation and amortization was $0.9 million and capital expenditures were $0.7 million. Day Sales Outstanding were 27 days at both December 31, 2008, and 2007.
Management Discussion:
“We are pleased with our continued growth in the homecare business, which showed an increase of 11.9% over the prior year. We believe that with approximately 80% of our revenues coming from the homecare business this should assist our growth despite the current worldwide economic downturn. However, we have seen and expect to see an increasing contraction in the use of temporary agency staff in the non-homecare business and this has reduced our overall growth to 6.8% this quarter as compared to the prior year’s quarter,” commented Sandy Young, Chief Executive Officer of Allied.

Mr. Young continued: “As noted in our previous quarter’s press release, with all our operations in the United Kingdom, apart from a small branch in Australia, I believe it is important for investors to see the underlying revenues and gross profits in pound currency as detailed below. It is also pleasing to see that our SG&A costs, excluding exchange effects, are very similar to the prior year despite the increase in revenues that we have generated.”

	Q1 2009
		Gross
(Amounts in thousands)	Revenue	Margin

Homecare	£30,620	£9,487
Nursing Homes	4,808	1,477
Hospital Staffing	3,612	973

Total	£39,040	£11,937
Foreign exchange rate	1.58	1.58

Total	$61,528	$18,813

	Q1 2008		Q2 2008		Q3 2008		Q4 2008
		Gross		Gross		Gross		Gross
(Amounts in thousands)	Revenue	Margin	Revenue	Margin	Revenue	Margin	Revenue	Margin

Homecare	£27,358	£8,491	£27,561	£8,476	£29,130	£9,294	£30,218	£9,447
Nursing Homes	5,730	1,706	5,373	1,596	4,969	1,531	5,140	1,554
Hospital Staffing	3,473	767	4,358	1,009	3,926	888	4,088	1,050

Total	£36,561	£10,964	£37,292	£11,081	£38,025	£11,713	£39,446	£12,051
Foreign exchange rate	2.05	2.05	1.98	1.98	1.97	1.97	1.90	1.90

Total	$74,770	$22,423	$73,815	$21,931	$75,024	$23,120	$74,968	$22,911

Mr. Young concluded: “Our operating income for the quarter, excluding exchange, of $4.4 million compares to $2.2 million for the same prior year quarter and reflects the continued improvements we are making across the business to help us consolidate our position as one of the leaders in the U.K. homecare market place.”
Conference Call Information- February __, 2009 at 10:00AM EST / 3:00PM GMT:
Allied invites all those interested in listening to management’s discussion of the first quarter results to join the call by dialing 877-407-0778 for domestic participants, and 201-689-8565 for international participants today, February 3, 2009, at 10:00AM EST / 3:00PM GMT. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants, and 201-612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 312043. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at our clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210

or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928
or
Ian Soanes
London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2008	2007
Revenues:
Net patient services	$61,528	$74,770

Cost of revenues:
Patient services	42,715	52,347

Gross profit	18,813	22,423
Selling, general and administrative expenses	15,559	20,193

Operating income	3,254	2,230
Interest income	264	233
Interest expense	(7)	(56)
Foreign exchange loss	(322)	(137)

Income before income taxes	3,189	2,270
Provision for income taxes	722	592

Net income	$2,467	$1,678

Basic and diluted net income per share of common stock	$0.05	$0.04

Weighted average number of common shares outstanding:
Basic	44,986	44,986

Diluted	44,986	45,173

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2008	September 30,
	(Unaudited)	2008
ASSETS

Current assets:
Cash and cash equivalents	$22,073	$26,199
Restricted Cash	—	136
Accounts receivable, less allowance for doubtful accounts of $670 and $823, respectively	18,257	17,774
Unbilled accounts receivable	10,315	15,892
Deferred income taxes	2,822	474
Prepaid expenses and other assets	1,314	1,375
Taxes receivable	297	—
Assets of discontinued operations	145	182

Total current assets	55,223	62,032

Property and equipment, net	7,335	8,574
Goodwill	87,535	109,292
Other intangible assets, net	2,373	3,345
Taxes receivable	—	19

Total assets	$152,466	$183,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,421	$1,614
Accrued expenses, inclusive of payroll and related expenses	22,464	28,244
Taxes payable	8	—
Liabilities of discontinued operations	497	624

Total current liabilities	24,390	30,482

Deferred income taxes	67	110

Total liabilities	24,457	30,592

Commitments and contingencies (Notes 7 and 11)

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 and 45,571 shares, respectively	456	456
Additional paid-in capital	241,117	241,018
Accumulated other comprehensive (loss) income	(25,408)	1,819
Accumulated deficit	(85,862)	(88,329)

	130,303	154,964
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	128,009	152,670

Total liabilities and shareholders’ equity	$152,466	$183,262

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$2,467	$1,678
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	600	850
Amortization of intangible assets	318	443
Provision for allowance for doubtful accounts	84	1
Gain on sale of fixed assets	—	(23)
Foreign exchange loss	202	—
Stock based compensation	99	148
Deferred income taxes	714	(147)
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Increase in accounts receivable	(4,544)	(1,692)
Decrease (increase) in prepaid expenses and other assets	2,297	(2,681)
Decrease in accounts payable and other liabilities	(427)	(4,823)

Net cash provided by (used in) continuing operations	1,810	(6,246)
Net cash used in discontinued operations	—	(553)

Net cash provided by (used in) operating activities	1,810	(6,799)

Cash flows from investing activities:
Capital expenditures	(718)	(579)
Proceeds from sale of business	118	55,595
Proceeds from sale of property and equipment	—	49

Net cash (used in) provided by investing activities	(600)	55,065

Cash flows from financing activities:
Payment on revolving loan	—	(25,564)
Payment on invoice discounting facility	—	(4,621)
Payment on long-term debt	—	(24,541)
Proceeds from sale of interest rate swap agreements	—	640

Net cash used in financing activities	—	(54,086)

Effect of exchange rate on cash	(5,336)	131

Decrease in cash	(4,126)	(5,689)

Cash and cash equivalents, beginning of period	26,199	20,241

Cash and cash equivalents, end of period	$22,073	$14,552

Supplemental cash flow information:
Cash paid for interest	$7	$1,088

Cash paid for income taxes, net	$—	$1,545

Supplemental disclosure of non-cash investing activities:
Capital expenditures included in accrued expenses	$431	$—